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                                                                      Exhibit 12

                            LYONDELL CHEMICAL COMPANY
                STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                              (Millions of dollars)

                                                                                                               Three Months
                                                                                                                  Ended
                                                                         Year Ended December 31,                March 31,
                                                               --------------------------------------------  ---------------
                                                                1998     1999     2000     2001     2002      2002     2003
                                                                ----     ----     ----     ----     ----      ----     ----
 Income (loss) from continuing operations before income taxes    $ 89    $(104)  $  693    $(221)   $(191)     $(73)   $(168)
                                                               --------------------------------------------------------------
 Fixed charges:

      Interest expense, gross.................................     385      717      627      495      508       119      141
      Portion of rentals representative of interest...........      35       53       46       44       51        10       15
                                                               --------------------------------------------------------------
         Total fixed charges before capitalized interest......     420      770      673      539      559       129      156
      Capitalized interest....................................      --       --       --        3       10         2        2
                                                               --------------------------------------------------------------
         Total fixed charges including capitalized interest...     420      770      673      542      569       131      158
                                                               --------------------------------------------------------------
 Earnings before fixed charges................................    $509    $ 666   $1,366    $ 318    $ 368      $ 56    $ (12)
                                                               --------------------------------------------------------------
 Ratio of earnings to fixed charges (a).......................     1.2      --      2.0        --       --        --       --
                                                               ==============================================================

(a) Earnings were insufficient to cover fixed charges for the years ended 1999, 2001 and 2002 and for the three months ended March 31, 2002 and 2003 by $104 million, $224 million, $201 million, $75 million and $170 million, respectively.